UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[X]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

     Hunting                         John                 R.
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   (Last)                            (First)              (Middle)


     2000 P. St. Suite 410
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                                    (Street)

     Washington                      DC                     20036
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

     Steelcase Inc. (SCS)

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3.   IRS or Social Security Number of Reporting Person (Voluntary)



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4.   Statement for Month/Year

     1998

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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [_]  Form filed by One Reporting Person
     [X]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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*    If the form is filed by more than one  reporting  person,  see  instruction
     4(b)(v).

NY219729U2
                                                                          (Over)
                                                                 SEC 2270 (3/91)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr. -------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)      (A)     (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Class B Common Stock                  3(1)    772,800        Immed             Class A   772,800                    D
                                                                               Common
                                                                               Stock
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Class B Common Stock                  3(2)      3,402        Immed             Class A     3,402                    I     By John R.
                                                                               Common                                     Hunting
                                                                               Stock                                      Trust
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Class B Common Stock         12/21/98  G              3,402  Immed             Class A     3,402          -0-       I     By John R.
                                                                               Common                                     Hunting
                                                                               Stock                                      Trust
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Class B Common Stock         12/21/98  G        3,402        Immed             Class A     3,402          776,202   D
                                                                               Common
                                                                               Stock
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Explanation of Responses:

(1) Mr. Hunting owned these shares at the time the Class A Common Stock was registered under Section 12 of the Securities Exchange Act of 1934.

(2) These shares were owned by the John R. Hunting Trust at the time the Class A Common Stock was registered under Section 12 of the Securities Exchange Act of 1934.



           /s/ John H. Hunting                                   2/19/99
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      **Signature of Reporting Person                             Date
             Individually and
     as Trustee for John Hunting Trust

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number

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